Exhibit 99.2
16 November 2005
Dear Shareholders (and friends) of AssuranceAmerica,
We had a good month, achieving several milestones during the month of September. Total year-to-date Company Revenues crossed the $25 million mark this month and pre-tax income exceeded $1.8 million for the same period. Gross written premium year-to-date in the MGA/Carrier surpassed the $40 million mark as of September 30 as well, a 71% increase over the prior year. On the Retail (Agency) side of our company year-over-year revenue growth is also significant with a year-over-year increase of 36% through September.

	September 2005 (Unaudited)
	Current Month			Year-to-date
	2005	2004	Change	2005	2004	Change
	(in $1,000)%			(in $1,000)%
• MGA/Carrier Gross Premiums Written *	$6,031	$2,225	171%	$40,324	$23,526	71%
• MGA/Carrier Revenues *	2,931	1,412	108%	19,751	12,942	53%
• Retail Agencies Gross Premium Produced *†	4,506	3,092	46%	46,266	35,565	19%
• Retail Agencies Group Revenues *†	662	525	26%	6,868	5,038	36%
• Company Revenues †	3,447	1,936	78%	25,866	17,980	43%
• Company Pre-Tax Income †	602	(66)		1,841	(121)

*	Before inter-company eliminations

†	Current year financial data includes agency acquisitions that may not be included in prior year data.
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Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute
“forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
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